Invesco PowerShares

Leading the Intelligent ETF Revolution®

powerSHARES
XchangeTraded Notes™

PowerShares ETNs | About ETNs | Literature

Gold | Agriculture | Commodity | Crude Oil | Base Metals | Product Matrix

Filed pursuant to Rule 433
Registration Statement 333-137902
Dated June 5, 2009

AGRICULTURE

DAG AGF ADZ AGA

PowerShares DB **Agriculture Double Long** ETN DAG
PowerShares DB **Agriculture** Long ETN AGF
PowerShares DB **Agriculture Short** ETN ADZ
PowerShares DB **Agriculture Double Short** ETN AGA

The PowerShares DB Agriculture Double Long Exchange Traded Note (Symbol: DAG), PowerShares DB Agriculture Long Exchange Traded Note (Symbol: AGF), PowerShares DB Agriculture Short Exchange Traded Note (Symbol: ADZ) and PowerShares DB Agriculture Double Short Exchange Traded Note (Symbol: AGA) (collectively, the "PowerShares DB Agriculture ETNs") are the first exchange traded products that provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of the agriculture sector.

All of the PowerShares DB Agriculture ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index-Optimum Yield Agriculture™ (the "Index"), which is designed to reflect the performance of certain corn, wheat, soybean and sugar futures contracts plus the returns from investing in 3 month United States Treasury bills.

Investors can buy and sell PowerShares DB Agriculture ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB Agriculture ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

Fact Sheet   Prospectus

Financial Details

	DAG	AGF	ADZ	AGA

Last Update	6/5/2009 12:10 PM EST	6/5/2009 10:30 AM EST	6/5/2009 12:00 AM EST	6/5/2009 11:31 AM EST
Price	11.58	17.96	31.03	34.81
Indicative Intra-day Value	11.65	18.15	30.90	34.32
Last End of Day RP Value	11.01	17.66	31.75	36.21
Last Date for End of Day Value	6/3/2009	6/3/2009	6/3/2009	6/3/2009

Index History[1] (Growth of $10,000 since Dec. 1, 1988)


Index +2x Levered : $6,906.26
Index +1x Levered : $14,972.00
Index -1x Levered : $14,306.54
Index -2x Levered : $6,339.08
$30k
$27k
$24k
$21k
$18k
$15k
$12k
$9k
$6k
$3k
$0k
1989 1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008

PowerShares DB Agriculture ETN & Index Data

Ticker Symbols

Agriculture Double Long	DAG
Agriculture Long	AGF
Agriculture Short	ADZ
Agriculture Double Short	AGA

Intraday Indicative Value Symbols

Agriculture Double Long	DAGIV
Agriculture Long	AFGIV
Agriculture Short	ADZIV
Agriculture Double Short	AGAIV

ETN Performance & Index History (%)[1] **As of 3/31/2009**	**1 Year**	**3 Year**	**5 Year**	**10 Year**	**Inception**
ETN Performance					
Agriculture Double Long	-	-	-	-	-65.20
Agriculture Long	-	-	-	-	-37.59
Agriculture Short	-	-	-	-	46.27
Agriculture Double Short	-	-	-	-	95.81
Index History					
Deutsche Bank Liquid Commodity Index-Optimum Yield Agriculture™ **+2x Levered**	-59.64	-6.66	-4.46	0.19	-65.20
Deutsche Bank Liquid Commodity Index-Optimum Yield Agriculture™ **+1x Levered**	-32.66	1.11	1.30	3.01	-37.59
Deutsche Bank Liquid Commodity Index-Optimum Yield Agriculture™ **-1x Levered**	35.03	-2.51	-1.48	-1.57	46.27
Deutsche Bank Liquid Commodity Index-Optimum Yield Agriculture™ **-2x Levered**	66.00	-13.12	-9.64	-8.54	95.81

CUSIP Symbols

Agriculture Double Long	25154H558
Agriculture Long	25154H533
Agriculture Short	25154H541
Agriculture Double Short	25154H566

Details

ETN price at listing	$25.00
Inception date	4/14/08
Maturity date	4/1/38
Yearly investor fee	0.75%
Listing exchange	NYSE Arca
Index symbol	DBLCYEAG

Issuer

Deutsche Bank AG, London Branch

Long-term Unsecured Obligations[2]

S&P rating	A+
Moody's rating	Aa1

Risks

- Non-principal protected
- Leveraged losses
- Subject to an investor fee
- Limitations on repurchase
- Concentrated exposure to Agriculture

Benefits

- Leveraged and short notes
- Low cost
- Intraday access
- Listed
- Transparent
- Tax treatment[4]

Comparative Indexes[3]					
S&P 500 Index	-38.09	-13.06	-4.76	-3.00	-38.68
Barclays Capital U.S. Aggregate Bond Index	3.13	5.77	4.13	5.70	3.34

Index Weights

As of 6/4/2009

Commodity	Contract Expiry Date	Weight (%)
Corn	12/14/2009	23.32
Soybeans	11/13/2009	24.71
Sugar #11	6/30/2009	10.87
Sugar #11	6/30/2010	16.25
Wheat	7/14/2009	9.92
Wheat	7/14/2010	14.93

Source: DB, Bloomberg

[1]Index history is for illustrative purposes only and does not represent actual PowerShares DB Agriculture ETN performance. Index history is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index — Optimum Yield Agriculture Excess Return™ (the "Agriculture Index") plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Agriculture ETNs, less the investor fee. The Agriculture Index is intended to reflect changes in the market value of certain agriculture futures contracts on corn, wheat, soybeans and sugar. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. **PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS**. For current index and PowerShares DB Agriculture ETN performance, go to dbfunds.db.com/notes.

[2]The PowerShares DB Agriculture ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG, London Branch. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the PowerShares DB Agriculture ETNs.

[3]The S&P 500® Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Index is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market. Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Volatility is the annualized standard deviation of monthly index returns.

[4]Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

An investment in the PowerShares DB Agriculture ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured - No Bank Guarantee - May Lose Value

The PowerShares DB Agriculture ETNs are unsecured obligations of Deutsche Bank
AG, London Branch. The rating of Deutsche Bank AG, London Branch does not address, enhance or affect the performance of the PowerShares DB Agriculture
ETNs other than Deutsche Bank AG, London Branch's ability to meet its obligations. The PowerShares DB Agriculture ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Agriculture ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Agriculture
ETNs is not equivalent to a direct investment in the index or index components.
The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Agriculture ETNs even if the value of the relevant index has increased. If at any time the redemption value of the
PowerShares DB Agriculture ETNs is zero, your investment will expire worthless.
Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Agriculture ETNs.
Sales in the secondary market may result in losses. An investment in the
PowerShares DB Agriculture ETNs may not be suitable for all investors.

The PowerShares DB Agriculture ETNs are concentrated in agriculture commodity futures contracts. The market value of the PowerShares DB Agriculture ETNs may be influenced by many unpredictable factors, including, among other things, volatile agriculture prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The
PowerShares DB Agriculture ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Agriculture Double Long ETN and PowerShares DB Agriculture
Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB Agriculture ETNs' investment objective, risks, charges and expenses carefully before investing.